Exhibit 5.2

January 31, 2025

SaverOne 2014 Ltd.

Em Hamoshavot Rd. 94

Petah Tikvah, Israel

Re: SaverOne 2014 Ltd.

Ladies and Gentlemen:

We have acted as U.S. counsel to SaverOne 2014 Ltd., a company incorporated under the laws of the State of Israel (the “Company”), in connection with the Registration Statement on Form S-3, Registration No. 333-274458 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus included therein (the “Prospectus”) and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (the “Prospectus Supplement”). The Registration Statement, which was declared effective on September 27, 2023, relates to the issuance and sale from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of, among other securities, ordinary shares of the Company, par value NIS 0.01 per share (the “Ordinary Shares”) to be represented by American Depositary Shares (the “ADSs”). The Prospectus Supplement covers 2,171,433 ADSs, each representing 90 Ordinary Shares, which are being sold pursuant to a Securities Purchase Agreement by and among the Company and certain investors (the “Securities Purchase Agreement”). This opinion letter is being delivered in connection with the offering by the Company of the ADSs, pursuant to the terms of a Securities Purchase Agreement dated January 30, 2025, entered into between the Company and the purchasers identified on the signature pages thereto. The ADSs will be issued pursuant to a Deposit Agreement dated as of June 2, 2022 (the “Deposit Agreement”) between the Company and The Bank of New York Mellon, as depositary (the “Depositary”), and in accordance with the requirements of Item 601(b)(5) of Regulations S-K under the Securities Act

In connection with our opinion, we have examined the Registration Statement (including the exhibits thereto), the Prospectus, the Prospectus Supplement, the Securities Purchase Agreement and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

SaverOne 2014 Ltd.

January 31, 2025

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that

1. When the ADSs have been issued and delivered in accordance with and in the manner described in the Prospectus Supplement against payment in full of the consideration payable therefor, the ADSs will be valid and legally binding obligations of the Company.

2) When the ADSs are issued in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such ADSs will be duly and validly issued under the Deposit Agreement and will entitle the holders thereof to the rights specified therein.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

Please note that we are opining only as to the matters expressly set forth herein and that no opinion should be inferred as to any other matter. We are opining herein as to the laws of the State of New York as in effect on the date hereof, and we express no opinion with respect to any other laws, rules or regulations. This opinion is based upon currently existing laws, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. In rendering the foregoing opinions, we have relied, for matters involving Israeli law, solely on the opinion of Doron Tikotzky Kantor Gutman & Amit Gross, the Israeli counsel to the Company.

We hereby consent to the filing of this opinion as an exhibit to the Form 6-K of the Company filed on the date hereof, and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ The Crone Law Group, P.C.
The Crone Law Group, P.C.